Exhibit 99.1

Annual Certification Pursuant to 31 C.F.R. § 30.15

Community Partners Bancorp
UST Seq. Number: 392

I, William D. Moss, certify, based on my knowledge, that:

(i) The compensation committee of Community Partners Bancorp (the Company) has discussed, reviewed, and evaluated with senior risk officers during the period from January 1, 2011 through August 11, 2011 (the applicable period), the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to the Company;

(ii) The compensation committee of the Company (the compensation committee) has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company, and identified any features of the employee compensation plans that pose risks to the Company and has limited those features to ensure that the Company is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee, and has limited those features that would encourage the manipulation of reported earnings of the Company;

(iv) The compensation committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee will provide a narrative description of how it limited during the applicable period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company; (B) Employee compensation plans that unnecessarily expose the Company to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi) The Company has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the applicable period.

(viii) The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the applicable period;

(ix) The Company and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the applicable period; and any expenses requiring approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) The Company will disclose the amount, nature, and justification for the offering during the applicable period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xi) The Company will disclose whether the Company, the board of directors of the Company, or the compensation committee has engaged during the applicable period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xii) The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the applicable period;

(xiii) The Company has substantially complied with all other requirements related to employee compensation that were provided in the agreement between the Company and Treasury, including any amendments; and

(xiv) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

/s/ WILLIAM D. MOSS
William D. Moss
Principal Executive Officer
Community Partners Bancorp	Date: September 8, 2011